Exhibit 99.(j)

CONSENT OF ERNST & YOUNG LLP,

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the I Shares and Investor Class Shares Prospectuses of the Perimeter Small Cap Growth Fund of The RBB Fund, Inc. dated November 30, 2010, and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information of the Perimeter Small Cap Growth Fund of The RBB Fund, Inc. dated November 30, 2010, and to the incorporation by reference in this Registration Statement (Form N-1A) (Post-Effective Amendment No. 139 to File No. 033-20827; Amendment No. 141 to File No. 811-5518) of The RBB Fund Inc. of our report dated October 13, 2010 on the Perimeter Small Cap Growth Fund, included in the 2010 Annual Report to shareholders.

/s/ Ernst & Young, LLP

Philadelphia, Pennsylvania

November 22, 2010